Filed Pursuant to Rule 433

Dated September 19, 2018

Registration Statement No. 333-222076-02

INTERSTATE POWER AND LIGHT COMPANY

$500,000,000 4.100% Senior Debentures due 2028

Final Term Sheet

Dated September 19, 2018

Issuer:	Interstate Power and Light Company

Security Type:	Senior Debentures

Principal Amount:	$500,000,000

Maturity Date:	September 26, 2028

Coupon:	4.100%

Price to Public:	99.748% of the principal amount

Yield to Maturity:	4.131%

Benchmark Treasury:	2.875% UST due August 15, 2028

Benchmark Treasury Yield:	3.081%

Spread to Benchmark Treasury:	+105 bps

Interest Payment Dates:	March 26 and September 26, commencing on March 26, 2019

Optional Redemption – Reinvestment Rate:	Prior to June 26, 2028, make-whole call at Treasury +20 bps

Optional Redemption at Par:	On or after June 26, 2028

Trade Date:	September 19, 2018

Settlement Date:	September 26, 2018 (T+5)

CUSIP:	461070 AP9

ISIN:	US461070AP91

Anticipated Ratings*:	Baal/A- (Moody’s/S&P)

Joint Book-Running Managers:	Goldman Sachs & Co. LLC MUFG Securities Americas Inc. Wells Fargo Securities, LLC

Co-Managers:	Comerica Securities, Inc. KeyBanc Capital Markets Inc. U.S. Bancorp Investments, Inc. Mischler Financial Group, Inc. Samuel A. Ramirez & Company, Inc.

* A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the Securities & Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents that the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, you may request a copy of these documents from Goldman Sachs & Co. LLC by calling +1 (866) 471-2526 or by e-mailing prospectus-ny@ny.email.gs.com, from MUFG Securities Americas Inc. by calling +1 (877) 649-6848, or from Wells Fargo Securities, LLC by calling 1-800-645-3751 or by e-mailing wfscustomerservice@wellsfargo.com.

Any disclaimers or other notices that may appear below are not applicable to this communication and should be disregarded. Such disclaimers and other notices were automatically generated as a result of this communication being sent via Bloomberg or another email system.

2